CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders

Asset Allocation Trust

We consent to the use of our report dated June 25, 2015, with respect to the financial statements of Asset Allocation Trust, as of April 30, 2015, incorporated herein by reference and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

August 26, 2015